Exhibit 10.6A
AMENDMENT
TO
FRANK B. MCCLUSKEY
EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made, effective as of December 31, 2008, by and between American Public University System, Inc., a West Virginia corporation (the “Company”), American Public Education, Inc., a Delaware corporation (“the Parent”) and Frank B. McCluskey (the “Executive”).
Recitals:
     WHEREAS, the Executive, the Company and the Parent previously entered into the Employment Agreement, effective as of April 18, 2005 (the “Employment Agreement”); and
     WHEREAS, the Executive, the Company and the Parent desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Agreement:
     NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which the Executive acknowledges, the Company, the Parent and the Executive, intending to be legally bound, agree as follows:
            1. Section 10(c)(ii) of the Employment Agreement is hereby deleted in its entirety and amended and restated to read as follows:
“(ii) any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure which is remedied by the Company or Parent promptly after receipt of notice thereof given by the Executive;”
            2. Section 10(c)(iv) of the Employment Agreement is hereby deleted in its entirety and amended and restated to read as follows:
“(iv) any material failure by the Company or Parent to comply with and satisfy Section 16(c) of this Agreement.”
            3. Section 10(c) of the Employment Agreement is hereby amended by adding a new paragraph to the end of said Section 10(c) to read as follows:

“In order to constitute Good Reason, Executive must provide notice to the Company and Parent of the existence of the condition within ninety (90) days of the initial existence. None of the foregoing events shall constitute Good Reason if the Executive consents in writing to such event. The Executive further understands and agrees that none of the foregoing events shall constitute Good Reason unless the Company or Parent fails to cure such asserted grounds for Good Reason within thirty (30) days of its receipt of notice from the Executive. In order to terminate his employment, if at all, for Good Reason, Executive must terminate employment within thirty (30) days of the end of the cure period if the breach has not been cured.”
            4. Section 10(e) of the Employment Agreement is hereby deleted in its entirety and amended and restated to read as follows:
“10(e). Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated pursuant to Section 10(b)(i) hereof, thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during this 30-day period; (iii) if the Executive’s employment is terminated pursuant to Section 10(b)(ii) or 10(b)(iii) hereof, the date specified in the Notice of Termination; (iv) if the Executive terminates the Executive’s employment for Good Reason pursuant to Section 10(c) hereof, the date specified in the Notice of Termination, provided however that such date must occur after the cure period provided in Section 10(c); and (v) if the Executive’s employment is terminated for any other reason, the date on which Notice of Termination is given. Notwithstanding the foregoing, the Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A.”
            5. The Employment Agreement is hereby amended by adding a new Section 23 to read as follows:
23. Limitations Under Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a Subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) if Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, the Executive would receive any payment that, absent the application of this Section 23, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Executive’s termination date, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).
      It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.
      For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.
      Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. Any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit. The amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
      Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
            6. The provisions of this Amendment may be amended and waived only with the prior written consent of the parties hereto. This Amendment may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.
            7. Except as set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the date first written above.

AMERICAN PUBLIC UNIVERSITY SYSTEM INC.
By:	/s/ WALLACE E. BOSTON, JR.
	Name:	Wallace E. Boston, Jr.
	Title:	President and CEO

AMERICAN PUBLIC EDUCATION INC.
By:	/s/ PHILLIP A. CLOUGH
	Name:	Phillip A. Clough
	Title:	Chairman

EXECUTIVE
By:	/s/ Frank B. McCluskey.
Frank B. McCluskey

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